Exhibit 10.5

CARDINAL HEALTH, INC.

DIRECTORS’ STOCK OPTION AGREEMENT

UNDER THE

2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

This agreement is entered into in Franklin County, Ohio. On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [Director name] (“Awardee”), an option (the “Option”) to purchase [# of shares] common shares, without par value, of the Company (the “Shares”) for a price of $[X.XX] per share. The Option has been granted pursuant to the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan (the “Plan”), and shall include and be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the following provisions of this agreement. Capitalized terms used in this agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan. [INITIAL GRANT: This Option shall vest and become exercisable on the first anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this agreement, including those relating to the Awardee’s continued service on the Company’s Board of Directors (the “Board”).] [ANNUAL GRANT: This Option shall vest and become exercisable on the first anniversary of the Grant Date, except that if the [year] Annual Meeting of Shareholders is prior to the first anniversary of the Grant Date, then the Option shall vest on the date of the [year] Annual Meeting of Shareholders (in either event, the “Vesting Date”), subject to the provisions of this agreement, including those relating to the Awardee’s continued service on the Company’s Board of Directors (the “Board”).] Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s termination of service on the Board, the Option shall vest in full. This Option shall expire on [date of expiration] (the “Grant Expiration Date”).

1. Method of Exercise and Payment of Price.

(a) Method of Exercise. At any time when all or a portion the Option is exercisable under the Plan and this agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator which shall:

(i) state the number of whole Shares with respect to which the Option is being exercised; and

(ii) if the Option is being exercised by anyone other than the Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.

(b) Payment of Exercise Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:

(i) in cash;

(ii) by check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Committee, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Awardee for more than six months on the date of surrender (unless this condition is waived by the Committee), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee, with any fractional Share being repaid in cash);

(iv) consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee; or

(v) any combination of the foregoing methods of payment.

2. Transferability. The Option shall be transferable (I) at the Awardee’s death, by the Awardee by will or pursuant to the laws of descent and distribution, and (II) by the Awardee during the Awardee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces, or nephews of the Awardee, or any other persons sharing the Awardee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of the Awardee or such Family Members, (c) a foundation in which the Awardee or such Family Members control the management of assets, or (d) a partnership in which the Awardee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b), or (c), above, with respect to the original Awardee. The Committee may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by the Awardee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within ten days of any transfer, the Awardee shall notify the Committee in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this agreement, references to the original Awardee shall be deemed to refer to the transferee. The events of Awardee’s termination of service on the Board provided in paragraph 3 hereof shall continue to be applied with respect to the original Awardee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The conduct prohibited of Awardee in paragraphs 5 and 6 hereof shall continue to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from the Awardee to the same extent as would have been the case of the Awardee had the Option not been transferred. The Company shall have no obligation to notify any transferee of the Option of the Awardee’s termination of service on the Board for any reason. The Awardee shall remain subject to the recoupment provisions of paragraphs 5 and 6 of this agreement following transfer of the Option.

3. Termination of Service on the Board.

(a) Termination of Service by Death. If the Awardee ceases to be a member of the Board by reason of death, any unvested portion of the Option shall vest upon and become exercisable in full from and after such death. The Option may thereafter be exercised by any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee until the Grant Expiration Date.

(b) Other Termination of Service. If the Awardee ceases to be a member of the Board for any reason other than death, any unexercised portion of the Option which has not vested on such date of termination of service on the Board shall automatically terminate on the date of such termination of service. Any unexercised portion of the Option which otherwise is exercisable by the Awardee (or any transferee) shall remain exercisable until the Grant Expiration Date; provided, however, that upon the removal of the Awardee as a Director of the Company for cause, other than upon or after a Change of Control, the Option (whether then held by Awardee or any transferee) shall immediately lapse and be of no further force or effect.

4. Restrictions on Exercise. The Option is subject to all restrictions in this agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require the Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Awardee’s compliance with the terms of paragraphs 5 and 6 of this agreement) reasonably requested by the Company. The Option shall not be exercisable if such exercise would involve a violation of applicable law.

5. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, “Triggering Conduct” shall include (i) disclosing or using in any capacity other than as necessary in the performance of duties as a Director of the Company any confidential information, trade secrets or other business sensitive information or material concerning the Company or its subsidiaries (collectively, the “Cardinal Group”); (ii) violation of Company policies, including but not limited to conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee; (iii) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer, or director of any entity in the Cardinal Group at any time within the twelve (12) months prior to the termination of service on the Board; (iv) any action by Awardee and/or Awardee’s representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and (v) breaching any provision of any benefit or severance agreement with a member of the Cardinal Group. As used herein, “Competitor Triggering Conduct” shall include, either during Awardee’s service as a Director or within one year following Awardee’s termination of service on the Board, accepting employment with or serving as a consultant, advisor, or any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”) including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s service as a Director of the Company and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this agreement, it must be assumed that such disclosure would occur. For purposes of this agreement, the nature and extent of Awardee’s activities, if any, disclosed to and reviewed by the Audit Committee or Nominating and Governance Committee of the Board (each, the “Specified Committee”) prior to the date of Awardee’s termination of service on the Board shall not, unless specified to the contrary by the Specified Committee in a written notice given to Awardee, be deemed to be Competitor Triggering Conduct. The Committee shall resolve in good faith any disputes concerning whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, and any such determination by the Committee shall be conclusive and binding on all interested persons.

6. Special Forfeiture/Repayment Rules. For so long as Awardee continues as a Director of the Company and for three years following Awardee’s termination of service on the Board regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of Competitor Triggering Conduct set forth in paragraph 5 above, then:

(a) the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and

(b) the Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to the gross option gain realized or obtained by the Awardee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), less $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s termination of service on the Board, but including any period between the time of Awardee’s termination of service on the Board and the time Awardee engaged in Competitor Triggering Conduct. The Awardee may be released from Awardee’s obligations under this paragraph 6 only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this paragraph 6 constitutes a so-called “noncompete” covenant. However, this paragraph 6 does prohibit certain conduct while Awardee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including but not limited to the Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least ten (10) days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this paragraph 6 and of the Awardee’s continuing obligations contained herein. No provision of this agreement shall diminish, negate, or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including but not limited to any certificate of compliance or similar attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this agreement, the provisions of this agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the provisions contained in this paragraph 6 are being made for the benefit of the Company in consideration of Awardee’s receipt of the Option, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Option and execution of this agreement are voluntary actions on the part of Awardee, and that the Company is unwilling to provide the Option to Awardee without including the restrictions and covenants of Awardee contained in this agreement. Further, the parties agree and acknowledge that the provisions contained in this paragraph 6 are ancillary to or part of an otherwise enforceable agreement at the time the agreement is made.

7. Right of Set-Off. By accepting this Option, the Awardee consents to a deduction from and set-off against any amounts owed to the Awardee by any member of the Cardinal Group from time to time (including but not limited to amounts owed to the Awardee as Director annual retainer fees, meeting fees or fringe benefits) to the extent of the amounts owed to the Company by the Awardee under this agreement.

8. Holding Period Requirement. As a condition to receipt of the Option, Awardee hereby agrees to hold his or her After-Tax Net Profit in Shares until the first anniversary of the exercise of all or a portion of the Option (or, if earlier, the date of Awardee’s termination of service on the Board). “After-Tax Net Profit” means the total dollar value of the Shares that Awardee elects to exercise under this Option at the time of exercise, minus the total of (i) the exercise price to purchase these Shares, and (ii) the amount of all applicable federal, state, local or foreign income or other taxes that are expected to be incurred in connection with the exercise, determined based upon the highest applicable marginal rate for each such tax.

9. Governing Law/Venue for Dispute Resoliton/Costs and Legal Fees. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this agreement and that the Option and benefits granted herein would not be granted without the governance of this agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio, and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in paragraphs 5 and 6 of this agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect the Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

10. Action by the Committee. The parties agree that the interpretation of this agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this agreement and with regard to any and all matters set forth in this agreement. The Committee may delegate its functions under this agreement to an officer of the Company designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties, or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

11. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.

12. Notices. All notices, requests, consents and other communications required or provided under this agreement to be delivered by Awardee to the Company shall be in writing and shall be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Chief Legal Officer

Facsimile: (614) 757-2797

All notices, requests, consents and other communications required or provided under this agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and shall be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery to the Awardee.

CARDINAL HEALTH, INC.

By:
Its:

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this agreement; (b) voluntarily and knowingly accepts this agreement and the Option granted to him or her under this agreement subject to all provisions of the Plan and this agreement, including the provisions in the agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in paragraphs 5 and 6 above; and (c) represents that he or she understands that the acceptance of this agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the Plan Description dated [date of Plan Description] pertaining to the Plan.

Awardee’s Signature

Date

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